For period ending March 31, 2007		Exhibit 77Q1

File number 811-2802

UBS CASHFUND INC.




CERTIFICATE OF VICE PRESIDENT AND ASSISTANT SECRETARY FOR BOARD RESOLUTIONS APPROVING BYLAW AMENDMENTS



	I, Keith A. Weller, Vice President and Assistant Secretary of UBS Cashfund Inc. (the Fund), hereby certify that, at a duly convened meeting of the Board of Directors of the Fund held on November 15, 2006, the Board of Directors duly and unanimously approved the following preambles and resolution:


	WHEREAS, the Nominating and Corporate Governance Committee of the Board has recommended to the full Board that the Boards mandatory retirement age be changed from 72 to 74; and

	WHEREAS, the Board has accepted the Nominating and Corporate Governance Committees recommendation and has determined that it is in the best interest of the Fund to change the Boards retirement age policy;

	NOW, THEREFORE, BE IT

	RESOLVED, that pursuant to the relevant section of the Funds restated Bylaws (the Bylaws) concerning amendments to the Funds Bylaws, Article III, Section 3.16 of the Funds Bylaws be, and it hereby is, amended to read as follows:

Section 3.16. Retirement:

Each Director who has attained the age of seventy-four (74) years shall retire from service as a Director on the last day of the month in which he or she attains such age. Notwithstanding anything in this Section, a Director may retire at any time as provided for in the governing instrument of the Corporation.


	IN WITNESS WHEREOF, I have signed this certificate as of the 21st day of May, 2007.

UBS CASHFUND INC.


By:		/s/ Keith A. Weller
Name:		Keith A. Weller
Title:		Vice President and Assistant Secretary